Exhibit 99.1

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES APPROVAL OF ADMINISTRATION APPLICATION AND APPOINTMENT OF JOINT ADMINISTRATORS IN THE UNITED KINGDOM

•                  English Court places Paragon Offshore plc in administration as part of ongoing chapter 11 process

•                  Joint Administrators from Deloitte LLP appointed

•                  Paragon will continue to operate in normal course during administration

•                  Paragon’s U.S. chapter 11 confirmation hearing scheduled to begin June 7, 2017 with chapter 11 emergence targeted for early July

HOUSTON, May 23, 2017 —Paragon Offshore plc (“Paragon” or the “company”) (OTC: PGNPQ) announced today that the High Court of Justice, Chancery Division, Companies Court of England and Wales (the “English Court”) considered the company’s previously disclosed application for administration in the United Kingdom and granted an order, pursuant to paragraph 13 of Schedule B1 to the Insolvency Act 1986, appointing two partners of Deloitte LLP as administrators of the company (the “Joint Administrators”) on Tuesday, 23 May 2017.

As previously disclosed, the appointment of the Joint Administrators is a necessary component of the consensual plan of reorganization (the “Consensual Plan”) under chapter 11 of the United States Bankruptcy Code that the company announced on May 2, 2017.  Under the Consensual Plan, Paragon’s existing equity is deemed worthless and the company’s secured creditors and unsecured bondholders will receive equity in a new reorganized parent company.  The next major milestone in Paragon’s chapter 11 cases is the confirmation hearing scheduled to begin on June 7, 2017 in the U.S. Bankruptcy Court in Delaware.  Assuming the Consensual Plan is confirmed, Paragon is planning for its emergence from chapter 11 in early July; however, this timing is subject to the completion of certain conditions precedent to emergence including, among other things, the reorganization of the corporate structure of Paragon and its subsidaires.

As previously disclosed, under administration, Paragon will continue to conduct business in its normal course.  Drilling contracts will continue and vendors and employees will continue to be paid.  The Joint Administrators will assume all powers to manage the affairs of the company; however, Paragon’s existing board has agreed to remain involved in an advisory capacity to the Administrators until the company emerges from chapter 11, and the existing executive management team will remain responsible for the operational management of the Paragon group.

Additional Information

Details of the Consensual Plan can be found in the Current Report on Form 8-K filed by the company with the U.S. Securities and Exchange Commission (the “SEC”) on May 3, 2017.  Additional information will be available on Paragon’s website at www.paragonoffshore.com or by calling Paragon’s Restructuring Hotline at 1-888-369-8935.

Further details in relation to the appointment of the Joint Administrators (including copies of certain documents filed with the English Court and a copy of the notice of appointment of Joint Administrators) will be available on the U.K. Administration tab of the company’s chapter 11 website hosted by KCC at www.kccllc.net/paragon.

Weil, Gotshal & Manges LLP is serving as legal counsel to Paragon and Lazard is serving as financial advisor.  Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to the Creditors’ Committee and Ducera Partners LCC is serving as financial advisor.  Simpson Thacher & Bartlett LLP is serving as legal counsel to the Revolver Agent and PJT Partners is serving as financial advisor.  Freshfields Bruckhaus Deringer LLP is serving as legal counsel to the Term Loan Agent and FTI Consulting, Inc. is serving as financial advisor.

Forward-Looking Disclosure Statement

This document contains forward-looking statements. Statements regarding the Consensual Plan, Paragon’s ability to obtain approval of the Consensual Plan, its ability to implement the proposed transaction set forth under the Consensual Plan, contractual commitments, Paragon’s operations under administration, Paragon’s capital structure and competitive position following emergence from bankruptcy, the bankruptcy process including timing and steps, and implications for shareholders, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the company’s restructuring, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s annual report on Form 10-K for the fiscal year ended December 31, 2016, Paragon’s most recently filed report on Form 10-Q, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a leading provider of standard specification offshore drilling services.  Paragon’s operated fleet includes 32 jackups, including two high specification heavy duty/harsh environment jackups, four drillships, and one semisubmersible.  Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors	Lee M. Ahlstrom

& Media:	Senior Vice President & Interim Chief Financial Officer

+1.832.783.4040